EXHIBIT 99.1

News Release
TANGER REPORTS SECOND QUARTER 2015 RESULTS
Funds From Operations Per Share Increases 14.9%, 2015 Guidance Increases by $0.07 Per Share
Same Center Net Operating Income Increases 4.6%, Guidance Increases for the Year
Greensboro, NC, August 4, 2015, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations ("FFO") available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 14.9% to $0.54 per share, or $54.1 million for the three months ended June 30, 2015, from $0.47 per share, or $46.1 million for the three months ended June 30, 2014. Adjusted funds from operations ("AFFO") for the six months ended June 30, 2015 increased 13.0% to $1.04 per share, or $103.9 million, from $0.92 per share, or $90.5 million for the six months ended June 30, 2014. A reconciliation of FFO to AFFO is shown in the table below.

"We were pleased to have surpassed consensus FFO for the second quarter of 2015 by $0.03 per share and grown FFO per share by 14.9% compared to the second quarter of 2014. Consolidated portfolio same center net operating income for the second quarter rose 4.6%, our largest increase since the fourth quarter of 2012. The 42nd consecutive quarterly increase in comparable net operating income was driven in part by an average increase in base rental rates of 25.8% for the first half of 2015, our best year-to-date increase since the fourth quarter of 2008," commented Steven B. Tanger, President & Chief Executive Officer. "In addition, two of the four new Tanger Outlet Centers planned for 2015 opened during the second quarter, and a third opened last week. The response to the new Tanger Outlet Centers in the Savannah, Georgia market; at Foxwoods Resort Casino in Mashantucket, Connecticut; and in the Grand Rapids, Michigan market has been positive from shoppers and tenants alike," he added.

	Three months ended		Six months ended
	June 30,		June 30,
In thousands, except per share amounts:	2015	2014	2015	2014
FFO as reported	$54,145	$46,094	$103,916	$88,937
As adjusted for:
Acquisition costs	—	—	—	7
Abandoned pre-development costs	—	—	—	1,596
Impact of above adjustments to the allocation of earnings to participating securities	—	—	—	(33)
Adjusted FFO ("AFFO")	$54,145	$46,094	$103,916	$90,507
Diluted weighted average common shares	99,873	98,989	99,783	98,890
FFO per share	$0.54	$0.47	$1.04	$0.90
AFFO per share	$0.54	$0.47	$1.04	$0.92

Net income available to common shareholders for the three months ended June 30, 2015 was $24.2 million, or $0.26 per share, as compared to $18.4 million, or $0.20 per share, for the three months ended June 30, 2014. Net income available to common shareholders for the six months ended June 30, 2015, which was positively impacted by a $13.7 million gain on the sale of the company's 50% ownership interest in the Wisconsin Dells, Wisconsin joint venture, was $58.3 million, or $0.62 per share, as compared to $32.6 million, or $0.35 per share, for the six months ended June 30, 2014.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
Highlights for the Quarter

•	Same center net operating income increased 4.6% during the quarter, marking the 42nd consecutive quarter of same center net operating income growth

•	Blended increase in average base rental rates of 25.8% on space renewed and released throughout the consolidated portfolio during the first half of 2015, compared to 24.0% for the first half of 2014

•	Period-end consolidated portfolio occupancy rate of 96.8% at June 30, 2015

•	Average tenant sales for the consolidated portfolio increased 2% to $391 per square foot for the rolling twelve months ended June 30, 2015

•	Debt-to-total market capitalization ratio of 32% as of June 30, 2015

•	Interest coverage ratio of 4.67 times, compared to 3.97 for the three months ended June 30, 2014

•	Opened a new Tanger Outlet Center in the Savannah, Georgia market on April 16, 2015

•	Opened a new Tanger Outlet Center at Foxwoods Resort Casino in Mashantucket, Connecticut on May 21, 2015

•	Commenced construction of a new Tanger Outlet Center in the Columbus, Ohio market on June 25, 2015

•	Opened a new Tanger Outlet Center in the Grand Rapids, Michigan market on July 31, 2015

Core Portfolio Drives Operating Results
During the six months ended June 30, 2015, Tanger executed 323 leases totaling 1,428,000 square feet throughout its consolidated portfolio with a 25.8% increase in average base rental rates, compared to a 24.0% increase for the six months ended June 30, 2014. Lease renewals accounted for 1,059,000 square feet, which generated a 22.9% increase in average base rental rates, compared to an 18.1% increase for the six months ended June 30, 2014. Leases renewed represent 68.3% of the space scheduled to expire in 2015. Re-tenanted space accounted for the remaining 369,000 square feet, with an increase in average base rental rates of 33.0%, compared to a 36.6% increase for the six months ended June 30, 2014.

Consolidated portfolio same center net operating income for the three months ended June 30, 2015, increased 4.6%, compared to a 3.3% increase for the three months ended June 30, 2014. For the six months ended June 30, 2015, consolidated portfolio same center net operating income increased 4.3%, compared to a 3.3% increase for the six months ended June 30, 2014. Same center net operating income excludes lease termination fees of $1.7 million and $2.8 million for the three months and six months ended June 30, 2015, respectively. Consolidated portfolio average tenant sales for the twelve months ended June 30, 2015 increased approximately 2% to $391 per square foot.

As of June 30, 2015, the company's consolidated portfolio was 96.8% occupied, down slightly compared to June 30, 2014, due primarily to bankruptcy-related and brand-wide store closings that occurred during the second half of 2014 and the first half of 2015. Management believes the vacancy provides Tanger an exceptional opportunity to upgrade its tenant mix and mark rents to market. The company anticipates recapturing a total of 214,000 square feet throughout its consolidated portfolio by the end of 2015 as a result of these store closings, including 133,000 square feet that had closed through June 30, 2015. Of the remaining 81,000 square feet expected to close this year, 52,000 square feet is related to closing announcements made by Kasper, Hartstrings, and DKNY since March 31, 2015. As of June 30, 2015, Tanger had executed leases with new tenants representing approximately 45,000 square feet, or 21% of the total square feet expected to be recaptured, at a 40% increase in average base rents.

Investment Activities Provide Potential Future Growth
The company expects to increase its total footprint by approximately 10% in 2015 by delivering four new Tanger Outlet Centers totaling 1.4 million square feet at an expected weighted average stabilized yield on cost of approximately 10.2%. These projects represent a $388.7 million total investment, of which Tanger's net equity requirement is expected to be approximately $155.8 million. The balance is expected to be funded with a combination of joint venture partner equity contributions and mortgage loan proceeds. Tanger's remaining equity contribution required to complete these projects was approximately $49.4 million as of June 30, 2015.
Following the April 16, 2015 opening of Tanger Outlets Savannah, Tanger Outlets at Foxwoods opened on May 21, 2015. Located at Foxwoods Resort Casino in Mashantucket, Connecticut, the 312,000 square foot center is suspended above ground to join the resort's two casino floors which, along with Foxwoods' other various on-site entertainment venues, attract millions of visitors each year. As of June 30, 2015, the center was 93% leased.
On July 31, 2015, the newest Tanger Outlet Center opened in the Grand Rapids, Michigan market. The 350,000 square foot center, which features local architectural details and 80 brand name and designer outlets, was 89% leased at opening. The shopper turnout for the opening required the company to utilize nearby off-site overflow parking lots to accommodate the high volume of shopper traffic.
Construction is well underway in the Memphis, Tennessee market in Southaven, Mississippi, the site of the next Tanger Outlet Center that the company expects to deliver in November 2015.
On June 25, 2015, Tanger and its joint venture partner commenced construction of a new Tanger Outlet Center in the Columbus, Ohio market. The company currently expects to complete construction in time to open the center during the second quarter of 2016.
Sale of Four Outlet Centers No Longer Probable
Subsequent to June 30, 2015, Tanger concluded that the sale of a portfolio of four outlet centers, classified in the company's balance sheets as rental property held for sale, was no longer probable. As of June 30, 2015, these four centers, which accounted for less than 5% of the company's consolidated net operating income, were 93% occupied on average, cash flow positive, and free of mortgage encumbrances.

Tanger Raises FFO Per Share Guidance for 2015
As of June 30, 2015, management currently believes its net income available to common shareholders and funds from operations for 2015 will be as follows:

For the year ended December 31, 2015:
	Low Range	High Range
Estimated diluted net income per share	$1.21	$1.27
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest
share and our share of unconsolidated joint ventures,
and gains on sale of interests in unconsolidated entities	0.95	0.95
Estimated diluted FFO per share	$2.16	$2.22

The company's earnings estimates for the year ended December 31, 2015 reflect average general and administrative expense of approximately $11.5 million to $12.0 million per quarter.  Tanger is increasing its 2015 full year same center net operating income guidance to 3.5% to 4.0%. In addition, the company increased its annual FFO guidance for 2015 by $0.07 per share. The components of the increase include $0.02 per share related to stronger than expected operations and termination fees during the second quarter of 2015, $0.01 per share due to the elimination of dilution during the second quarter of 2015 related to the previously proposed sale of certain assets, $0.01 per share related to better projected operating results for the second half of 2015 compared to the company's previous forecast, and $0.03 per share due to the elimination of dilution in the second half of 2015 related to the previously proposed sale of certain assets.

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, August 5, 2015, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 34699254 to be connected to the Tanger Factory Outlet Centers Second Quarter 2015 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. A telephone replay of the call will be available from August 5, 2015 at 1:00 p.m. through August 19, 2015 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 34699254. An online archive of the broadcast will also be available through August 19, 2015.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT that, as of August 4, 2015, operates and owns, or has an ownership interest in, a portfolio of 47 upscale outlet shopping centers in 24 states coast to coast and in Canada, totaling approximately 14.7 million square feet leased to over 3,100 stores operated by more than 470 different brand name companies. With more than 30 years experience in the outlet industry and 2 additional centers currently under construction, Tanger Outlet Centers continue to attract more than 185 million shoppers annually. Tanger is headquartered in Greensboro, North Carolina. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2015. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income and FFO per share, same center net operating income, general and administrative expenses, and the dilutive impact from sales of certain properties and equity interests in unconsolidated joint ventures; plans for new developments, expansions, and dispositions; the expected duration of the construction process for, and the projected openings of, proposed developments; the determination of whether any potential disposition opportunity is probable; equity requirements to complete construction of new outlet centers; tenant demand for space; the renewal and re-tenanting of space and the expected timing of rent commencement for executed leases; leasable space expected to be recaptured and the opportunity to upgrade tenant mix and rental rates for such space; tenant sales and sales trends as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income or funds from operations, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
REVENUES
Base rentals (a)	$72,329	$68,160	$139,958	$135,136
Percentage rentals	2,042	1,915	4,271	3,998
Expense reimbursements	29,909	29,452	63,273	60,994
Management, leasing and other services	1,727	758	3,010	1,324
Other income	1,729	1,927	3,150	3,543
Total revenues	107,736	102,212	213,662	204,995
EXPENSES
Property operating	34,958	33,629	72,690	69,656
General and administrative	11,612	10,761	22,917	21,483
Acquisition costs (b)	—	—	—	7
Abandoned pre-development costs (c)	—	—	—	1,596
Depreciation and amortization	24,272	25,197	48,261	51,260
Total expenses	70,842	69,587	143,868	144,002
Operating income	36,894	32,625	69,794	60,993

OTHER INCOME/(EXPENSE)
Interest expense	(13,088)	(14,582)	(26,177)	(29,502)
Gain on sale of assets and interests in unconsolidated entities	—	—	13,726	—
Other nonoperating income (expense)	(493)	64	(187)	123
Income before equity in earnings of unconsolidated joint ventures	23,313	18,107	57,156	31,614
Equity in earnings of unconsolidated joint ventures	2,046	1,788	4,589	3,721
Net income	25,359	19,895	61,745	35,335
Noncontrolling interests in Operating Partnership	(1,313)	(1,028)	(3,168)	(1,831)
Noncontrolling interests in other consolidated partnerships	435	(17)	416	(38)
Net income attributable to Tanger Factory Outlet Centers, Inc.	24,481	18,850	58,993	33,466
Allocation of earnings to participating securities	(308)	(481)	(716)	(910)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$24,173	$18,369	$58,277	$32,556

Basic earnings per common share:
Net income	$0.26	$0.20	$0.62	$0.35

Diluted earnings per common share:
Net income	$0.26	$0.20	$0.62	$0.35

a.	Includes straight-line rent and market rent adjustments of $1,278 and $791 for the three months ended and $1,746 and $2,075 for the six months ended June 30, 2015 and 2014, respectively.

b.	Represents potential acquisition related expenses incurred during the periods presented.

c.	Represents costs related to pre-development projects no longer considered probable.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Rental property
Land	$217,994	$217,994
Buildings, improvements and fixtures	2,078,946	1,947,083
Construction in progress	95,167	98,526
	2,392,107	2,263,603
Accumulated depreciation	(699,836)	(662,236)
Total rental property, net	1,692,271	1,601,367
Cash and cash equivalents	16,949	16,875
Rental property held for sale (a)	46,862	46,005
Investments in unconsolidated joint ventures	212,939	208,050
Deferred lease costs and other intangibles, net	133,909	140,883
Deferred debt origination costs, net	11,417	12,126
Prepaids and other assets	74,393	72,354
Total assets	$2,188,740	$2,097,660

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $6,090 and $6,426, respectively)	$793,910	$793,574
Unsecured term loans (net of discount of $162 and $241, respectively)	267,338	267,259
Mortgages payable (including premiums of $2,542 and $3,031, respectively)	276,942	271,361
Unsecured lines of credit	176,300	111,000
Total debt	1,514,490	1,443,194
Accounts payable and accrued expenses	83,787	69,558
Deferred financing obligation	28,388	28,388
Other liabilities	30,639	32,634
Total liabilities	1,657,304	1,573,774
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 95,842,047 and 95,509,781 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	958	955
Paid in capital	798,587	791,566
Accumulated distributions in excess of net income	(272,948)	(281,679)
Accumulated other comprehensive loss	(22,470)	(14,023)
Equity attributable to Tanger Factory Outlet Centers, Inc.	504,127	496,819
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	26,712	26,417
Noncontrolling interests in other consolidated partnerships	597	650
Total equity	531,436	523,886
Total liabilities and equity	$2,188,740	$2,097,660

a.	Subsequent to June 30, 2015, the company concluded that the sale of these assets was no longer probable.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
FUNDS FROM OPERATIONS (a)
Net income	$25,359	$19,895	$61,745	$35,335
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	23,919	24,782	47,556	50,484
Depreciation and amortization of real estate assets - unconsolidated joint ventures	5,038	2,403	9,114	5,008
Gain on sale of assets and interests in unconsolidated entities	—	—	(13,726)	—
Funds from operations (FFO)	54,316	47,080	104,689	90,827
FFO attributable to noncontrolling interests in other consolidated partnerships	412	(37)	370	(77)
Allocation of earnings to participating securities (b)	(583)	(949)	(1,143)	(1,813)
Funds from operations available to common shareholders	$54,145	$46,094	$103,916	$88,937
Funds from operations available to common shareholders per share - diluted	$0.54	$0.47	$1.04	$0.90

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	94,741	93,800	94,639	93,690
Effect of notional units	—	—	—	—
Effect of outstanding options and restricted common shares	54	74	66	72
Diluted weighted average common shares (for earnings per share computations)	94,795	93,874	94,705	93,762
Exchangeable operating partnership units (c)	5,078	5,116	5,078	5,128
Diluted weighted average common shares (for funds from operations per share computations)	99,873	98,990	99,783	98,890

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	11,657	11,544	11,657	11,544
Partially owned - unconsolidated	2,747	1,721	2,747	1,721

Outlet centers in operation at end of period -
Consolidated	37	37	37	37
Partially owned - unconsolidated	9	7	9	7

States operated in at end of period (d)	23	24	23	24
Occupancy at end of period (d)	96.8%	98.0%	96.8%	98.0%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
Notional units granted in 2010 were converted into 933,769 restricted common shares in January 2014 which vested on December 31, 2014. The restricted common shares were considered participating securities through the vesting date.

c.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

d.	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.